Pricing Supplement No. 185L dated May 1, 2007 (To Prospectus dated April 5, 2005 and Prospectus Supplement dated April 12, 2005)	Rule 424(b)(2) File No. 333-117775 CUSIP #: 46623E CX5

This filing amends the Pricing Supplement filed on May 1, 2007.

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series C Due From Nine Months to Thirty Years from Date of Issue
[ ]	Subordinated Medium Term Notes, Series A Due From Nine Months to Thirty Years from Date of Issue
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$ 2,000,000,000 100% $ 3,000,000 $ 1,997,000,000
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC. MURIEL SIEBERT & CO., INC WILLIAMS CAPITAL GROUP, L.P.	$ 1,960,000,000 $ 20,000,000 $ 20,000,000
Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Issue Date:	May 8, 2007
Stated Maturity:	May 7, 2010

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[   ]  Fixed Rate Note: N/A
[X ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	LIBOR Telerate [X] CMT [ ]	LIBOR Reuters [ ]

Interest Payment Dates:   Monthly on the 7th or next business day, via modified following business day convention, commencing June 7, 2007.

Interest Reset Dates:    Monthly on the 7th or next business day, via modified following business day convention, commencing June 7, 2007.

Index Maturity:  1-month LIBOR
Spread (+/-):   +5 BPS
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]

Settlement Period: The terms agreement provides that the closing will occur on May 8, 2007, which will be more than three U.S. business days after the date of this pricing supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.